EXHIBIT 99.1

Excerpt from Text of Earnings Call, November 2, 2006

“… [A]s we have further refined our estimates and assumptions used in the calculation of our GAAP stock-based compensation expense per FAS 123R, we have discovered some adjustments are required to those amounts previously recorded in Q1 and Q2 of this year. The net effect on the full year to date GAAP only stock-based compensation expense is zero but the differences between the quarters are significant enough that we will be filing Amended 10Q filings for Q1 and Q2 in the next few days. These adjustments are non cash items and do not impact our business operations. As noted in our second quarter 10Q currently on file, we were previously on an old version of our stock administration software. We updated our stock administration software in 2006 and as a result of running the refined estimates and assumptions through the new software, the adjustments were uncovered. All of the Non GAAP numbers in the press release earlier today, the Non GAAP numbers we will be speaking to in this call, and the Non GAAP numbers provided in previous calls remain unchanged.”